Exhibit 99.2
July 2, 2008
DTE Energy provides midyear business update
     DETROIT — DTE Energy (NYSE:DTE) will conduct a conference call for the investment community at 9:00 a.m. EDT Wednesday, July 2, to provide a midyear business update. Investors, the news media and the public may listen to a live internet broadcast of the meeting at dteenergy.com/investors. The telephone dial-in numbers are (877) 718-5104 or (719) 325-4842. There is no passcode.
     On the call, DTE Energy will provide an update on pending Michigan energy legislation. The Michigan House and Senate recently passed comprehensive energy bills that would address Michigan’s Electric Choice law and establish requirements for renewable energy and efficiency programs in the state. DTE Energy appreciates the bi-partisan leadership that supported the energy bills, and encourages the legislature and the governor to quickly reconcile and approve a final energy reform plan.
     DTE Energy will also provide an update on its non-utility businesses. Strong market conditions and continued successful development of the company’s Barnett Shale acreage could create opportunities to sell acreage in some areas by year-end 2008. Also, the company will provide an update on its previously announced Power & Industrial Projects transaction. Since announcing the transaction in June 2007, the fundamentals in its Power & Industrial Projects business have improved materially. Given the current deal economics and DTE Energy’s commitment to maximize shareholder value, the company has discontinued work on the Power & Industrial Projects monetization and plans to retain full ownership of the projects.
     As a result, DTE Energy is raising its 2008 operating earnings guidance for the Power & Industrial Projects segment to $25 million to $35 million, and is initiating a 2009 early earnings outlook for this segment of $40 million to $50 million.
     Overall, DTE Energy is maintaining its 2008 operating earnings guidance of $2.80 — $3.20 per diluted share, since higher Power & Industrial Projects earnings are expected to be offset by higher shares outstanding as the company no longer expects to buy back additional stock in 2008.
     The internet broadcast will be archived on the company’s website, and an audio replay of the call will be available until July 16. To access the replay, dial (888) 203-1112 or (719) 457-0820 and enter passcode 6735447.
     DTE Energy is a Michigan integrated energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.2 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.3 million customers in Michigan and other non-utility, energy businesses focused on gas pipelines and storage, unconventional gas production, power and industrial projects and energy trading. Information about DTE Energy is available at dteenergy.com.
     The information contained herein is as of the date of this release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.
     Factors that may impact forward-looking statements include, but are not limited to: the potential requirement to refund proceeds received from synfuel partners; the uncertainties of successful exploration of gas shale resources and inability to estimate gas reserves with certainty; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; economic climate and population growth or decline in the geographic areas where we do business; environmental issues, laws and regulations, and the cost of remediation and compliance, including potential new federal and state requirements that could include carbon and more stringent mercury emission controls, a renewable portfolio standard and energy efficiency mandates; nuclear regulations and operations associated with nuclear facilities; impact of electric and gas utility restructuring in Michigan, including legislative amendments and Customer Choice programs; employee relations and the impact of collective bargaining agreements; unplanned outages; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; the timing and extent of changes in interest rates; the level of borrowings; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; effects of competition; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; contributions to earnings by non-utility subsidiaries; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the ability to recover costs through rate increases; the availability, cost, coverage and terms of insurance; the cost of protecting assets against, or damage due to, terrorism; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; amounts of uncollectible accounts receivable;

binding arbitration, litigation and related appeals; changes in the economic and financial viability of our suppliers, customers and trading counterparties, and the continued ability of such parties to perform their obligations to the Company; and timing, terms and proceeds from any asset sale or monetization. This release should also be read in conjunction with the “Forward-Looking Statements” section in each of DTE Energy’s and Detroit Edison’s 2007 Form 10-K and 2008 Forms 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison.
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For further information, members of the media may contact:

Len Singer	Lorie N. Kessler
(313) 235-8809	(313) 235-8807

Analysts — for further information:

Dan Miner	Lisa Muschong
(313) 235-5525	(313) 235-8505